Jesup & Lamont Inc. Closes $4.2 million In New Financings

LONGWOOD, Fla., March 4, 2009 /PRNewswire-First Call/ -- Jesup & Lamont Inc. (Amex: JLI- News), a boutique financial services firm providing brokerage and investment banking services to retail and institutional clients, today announced that it closed $4.2 million in new financings which will primarily be used to expand the brokerage operations of its wholly owned subsidiary Jesup & Lamont Security Corp. Of these financings $2 million was provided by Legent Clearing LLC, in connection with a recently announced clearing agreement. The remaining $2.2 million was provided pursuant to a series of equity investments, by accredited investors, in units of 4 shares of Common Stock and one Warrant.

“The completion of these financings, our strategic alliance with Legent, and our recent reduction in corporate overhead and operating expenses will create a strong platform to expand and create a boutique capital markets and wealth management Firm while taking full advantage of the opportunities and current turmoil in our industry,” stated Steven Rabinovici, Chairman of Jesup Lamont Inc.

About Jesup & Lamont Inc.

Established in 1877, Jesup & Lamont Inc. has an extensive history on Wall Street, with its origins encompassing such successes as providing brokerage services to Standard Oil and raising capital for the construction of Rockefeller Center. Jesup & Lamont, through its two wholly owned brokerage subsidiaries, offers full service broker-dealer services through its approximately 200 registered representatives in its primary offices in New York, San Francisco, Boston, Boca Raton, Fort Lauderdale, Orlando as well as its independent offices nationwide. The Company’s Jesup and Lamont Securities Corporation subsidiary also publishes proprietary research on several industries including Aerospace/Defense, Alternative Energy and Life Sciences/Healthcare and offers comprehensive investment banking services.

Forward-Looking Statement Disclaimer

This press release contains “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risk, uncertainties or other factors which may cause actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Factors that might cause such a difference include, without limitation, fluctuations in the volume of transactional services provided by the Company, competition with respect to financial services commission rates, the effect of general economic and market conditions, factors affecting the securities brokerage industry as well as other risks and uncertainties detailed from time to time in the Company’s Securities and Exchange Commission filings. The Company undertakes no obligation to revise or update any forward-looking statement.

Source: Jesup & Lamont, Inc.

Contact:

Donald A. Wojnowski Jr., CEO and President
Jesup & Lamont, Inc.
DWojnowski@jesuplamont.com
Phone: 212 307 2660